Shiloh Industries Reports 2006 Third Quarter and Nine-Month Results

VALLEY CITY, OH -- 08/24/2006 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported results for the third quarter and nine months of fiscal 2006.

For the third quarter ended July 31, 2006, the Company reported sales of $144.6 million compared to sales of $139.4 million in the third quarter of fiscal 2005, an increase of 3.7%. Net income for the third quarter of fiscal 2006 was $1.2 million, or $0.07 per share, diluted, compared to net income of $5.5 million, or $0.33 per share, diluted, for the third quarter of fiscal 2005, which included a favorable tax adjustment of $3.6 million, or $0.22 per share, related to several tax issues that were resolved during that quarter. For the nine-month period of fiscal 2006, sales were $462.5 million compared to $457.7 million in the nine-month period of fiscal 2005, an increase of 1.0%. Net income for the nine-month period of fiscal 2006 was $13.1 million, or $0.80 per share, diluted, compared to net income of $18.7 million, or $1.15 per share, diluted, for the same period of fiscal 2005. Net income for the nine-month period of fiscal 2006 included a beneficial tax adjustment of $1.5 million, or $0.09 per share, diluted, related to tax credits in the state of Ohio while net income for the nine-month period of fiscal 2005 included income tax benefits of $5.6 million, or $0.34 per share, diluted, related to the tax matters resolved during the second and third quarters of fiscal 2005.

Sales in the third quarter of fiscal 2006 increased 3.7%, in line with an increase of 3.4% in overall North American car and light truck production and an increase of 3.0% in the car and light truck production of traditional domestic manufacturers during the quarter. The start up of new production programs and business outsourced to the Company from other Tier I manufacturers that supply car and light truck manufacturers contributed to the increased sales recorded in the third quarter of fiscal 2006.

Operating income for the third quarter of fiscal 2006 was $3.3 million compared to $4.7 million for the third quarter of fiscal 2005. Operating results were adversely affected by increased material content due to product mix during the quarter and increased manufacturing expenses, driven by necessary investments in personnel and technology to prepare and support several important new program launches. Operating income in the third quarter was also negatively affected by increased selling, general and administrative expenses, which included audit and other professional fees associated with the initial requirement for the Company to comply with the certification requirements under Section 404 of the Sarbanes-Oxley Act. Operating income for the nine-month period of fiscal 2006 was $23.1 million compared to $28.2 million of operating income for the nine-month period of fiscal 2005.

Furthermore, at the end of the third quarter, we have reduced our borrowings under our credit agreement to $81.6 million from $100.6 million at last fiscal year's end.

In commenting on the quarter and year-to-date results, Theodore K. Zampetis, President and CEO, said, "Traditionally, our third fiscal quarter ending July 31st is our slowest quarter in terms of revenues because of the limited work days in July, the model changeovers and the additional costs we have to incur in order to ensure that trained people and capable technologies are in place to efficiently launch new programs. This quarter was an even more difficult period because of the lower value-added-revenue and the higher manufacturing and general and administrative costs we incurred. During the quarter, we prepared intensely for the launch of several key programs for Nissan, General Motors, DaimlerChrysler and several Tier One customers, which significantly increase our manufacturing expenses, as well as continued our investment for compliance with the Sarbanes-Oxley Section 404 requirements. We anticipate that lower value-added-revenue and higher manufacturing and general and administrative costs due to new program launches and compliance with Section 404, as well as the production cutbacks recently announced by some of our customers, will continue to adversely affect our results of operations for the fourth quarter and for the fiscal year ending October 31, 2006."

Continuing, Mr. Zampetis added, "Despite these negative trends, we will continue to focus on quality, productivity, working capital management and capital investment efficiency while we are continuously analyzing our customers' production plans as they are communicated to us so that we are in a position to take steps to adjust our manufacturing operations as needed to address their specific vehicle build schedules."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,860.

A conference call to discuss fiscal 2006 third quarter and nine-month results will be held on Thursday, August 24, 2006 at 11:00 a.m. (ET). To listen to the conference call, dial (888) 603-6873 approximately 5 minutes prior to the start time and request the Shiloh Industries third quarter conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in Shiloh's public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

                     SHILOH INDUSTRIES, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (Unaudited)
           (Amounts in thousands, except per share data)

                                 Three months ended     Nine months ended
                                --------------------  --------------------
                                      July 31,                July 31,
                                      --------                --------
                                   2006       2005       2006       2005
                                ---------- ---------  ---------- ---------
Revenues                        $  144,584 $ 139,399  $  462,483 $ 457,725
Cost of sales                      132,357   126,212     414,413   403,243
                                ---------- ---------  ---------- ---------
   Gross profit                     12,227    13,187      48,070    54,482
Selling, general and
 administrative expenses             8,933     8,473      25,011    26,234
                                ---------- ---------  ---------- ---------
   Operating income                  3,294     4,714      23,059    28,248
Interest expense                     1,540     1,537       4,535     6,325
Interest income                         17        36          38       117
Other income (expense), net            331      (124)        379      (561)
                                ---------- ---------  ---------- ---------
   Income before income taxes        2,102     3,089      18,941    21,479
Provision (benefit) for income
 taxes                                 893    (2,390)      5,804     2,779

                                ---------- ---------  ---------- ---------
   Net income                   $    1,209 $   5,479  $   13,137 $  18,700
                                ========== =========  ========== =========

Earnings per share:
Basic earnings per share        $      .07 $     .34  $      .82 $    1.19
                                ========== =========  ========== =========
Basic weighted average number
 of common shares                   16,129    15,929      16,015    15,906
                                ========== =========  ========== =========

Diluted earnings per share      $      .07 $     .33  $      .80 $    1.15
                                ========== =========  ========== =========
Diluted weighted average number
 of common shares                   16,475    16,412      16,454    16,406
                                ========== =========  ========== =========

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600